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                         SYSTEM POWER SALES AGREEMENT









                  DATED:      January 13, 1995

                  BETWEEN:    NORTHEAST UTILITIES SERVICE COMPANY
                              AS AGENT FOR:
                              THE CONNECTICUT LIGHT AND POWER COMPANY
                              WESTERN MASSACHUSETTS ELECTRIC COMPANY
                              PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

                                          AND

                              COMMONWEALTH ELECTRIC COMPANY
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                         SYSTEM POWER SALES AGREEMENT

      This SYSTEM POWER SALES AGREEMENT ("Agreement") dated as of January 13, 1995, by and between Northeast Utilities Service Company ("NUSCO") as agent for The Connecticut Light and Power Company ("CL&P"), Western Massachusetts Electric Company ("WMECO"), and Public Service Company of New Hampshire ("PSNH"), and Commonwealth Electric Company (hereinafter "Buyer" or "Common-wealth"). NUSCO and the Buyer are referred to herein individually as "Party" or collectively as "Parties."

      WHEREAS, CL&P, WMECO, and PSNH are operating companies of the Northeast Utilities ("NU") System Companies (hereinafter collectively referred to as "Seller"); and

      WHEREAS, Commonwealth is a regulated public utility desiring to purchase economical and reliable sources of wholesale power supply; and

      WHEREAS, Buyer solicited bids for peaking capacity and related energy in a request for proposals dated February 7, 1994 and Seller responded to such solicitation with a bid; and

      WHEREAS, pursuant to a letter of intent between the Parties dated June 15, 1994, Seller has expressed its willingness to sell and the Buyer has expressed its willingness to purchase peaking capacity and related energy pursuant to terms of this Agreement; and

      WHEREAS, the NU System Companies and Commonwealth are participants in the New England Power Pool ("NEPOOL") and as such are subject to the terms and conditions of the NEPOOL Agreement dated as of September 1, 1971, as amended from time to time (the "NEPOOL Agreement"); and

      WHEREAS, the Parties hereto desire to provide for the terms and condi-tions pursuant to which Seller will sell to Commonwealth and Commonwealth will purchase 75 megawatt-years of peaking capacity and related energy from the NU System Companies during the term of this Agreement;

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Parties to this Agreement covenant and agree as follows:

1.    Term

      Subject to Federal Energy Regulatory Commission ("FERC" or "Commission") authorization and final approval of the Agreement by the Massachusetts Department of Public Utilities ("MDPU") pursuant to M.G.L.C. 164, SS94A (in form and substance acceptable to both parties) within 90 days of Common-wealth's filing with the MDPU for approval, the term of this Agreement and service to be rendered hereunder shall become effective at 0001 hours on June 1, 1995, and shall end at 2400 hours on October 31, 2000, unless extended by mutual agreement of the Parties (such period hereinafter called the "Term"). The applicable provisions of this Agreement shall continue in effect after termination hereof to the extent necessary to provide for final billing, billing adjustments, and payments.

2.    Purchase

      Seller shall sell to Buyer and Buyer shall purchase from Seller a total
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of 75 megawatt-years of electrical system capacity during the Term of this
Agreement. The total megawatt-years of electrical system capacity purchased will be the sum of the annual capacity entitlements elected by the Buyer. Such electrical system capacity shall be in the form of peaking system or unit entitlements. The amount of peaking capacity to be purchased and sold may vary at Commonwealth's discretion by month, subject to a monthly maximum purchase of 125 MW-month and the scheduling provisions set forth in Schedule II, so long as the total amount of peaking system capacity purchased over the Term is 75 megawatt-years.

3.    NEPOOL Dispatch

      For purposes of Buyer's NEPOOL own-load dispatch, electrical energy made available hereunder will be dispatchable by Buyer each hour up to the applica-ble purchase amount and such dispatched energy shall be part of Seller's NEPOOL own-load energy requirements for the applicable hour (de-Coupled Dispatch). The energy prices given to NEPOOL by Seller for purposes of economic dispatch of energy made available hereunder in Buyer's own load dispatch shall be the same as the Energy Charge Rate as determined in accor-dance with Section 6 of this Agreement. Electrical energy will be made available to Buyer in its NEPOOL own-load dispatch subject to the availability criteria specified in Section 4 of this Agreement. Seller will notify NEPOOL of Buyer's purchase prior to the commencement of the Term.

4.    Availability

      The peaking system energy associated with the peaking system capacity will be made available to the Buyer in its NEPOOL own-load dispatch in accor-dance with Section 3 of this Agreement, whenever any two of the four South Meadow internal combustion units are available. The four South Meadow internal combustion units each have a combined winter normal claimed capability of 46 megawatts and a summer normal claimed capability of 36 megawatts. In the event that the peaking system energy is unavailable, the Buyer will be entitled to the appropriate NEPOOL outage service made available as a result of the outages at the South Meadow units.

      If the NEPOOL capability credit received by the Buyer for the peaking system is reduced to zero as the result of the applicable unit outages, the Seller will substitute capacity of similar operating characteristics for the purposes of this Section 4.

5.    Transmission

      The peaking system power purchased hereunder will be delivered to the boundary of the NU System Companies at the Card Street/Sherman Road Intercon-nection at the Connecticut-Rhode Island border ("Point of Delivery"). Trans-mission service for the peaking system power will be provided pursuant to the terms and conditions of the NU System Companies' Transmission Service Tariff No. 1, on file with FERC. The capacity charges pursuant to Section 6 of this Agreement include the full cost of said transmission service on the NU System Companies. Buyer shall be responsible for all transmission electrical losses incurred on the NU system in transmitting power to Buyer. Such losses shall be determined in accordance with the provisions of Tariff No. 1. The Point of Delivery may be changed by mutual agreement of the Parties.
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6.    Payment

      A.    Capacity Charges

            The Capacity Charge for any calendar month shall be the product of
      (i) the amount of system capacity purchased pursuant to this Agreement (expressed in kW) for which Buyer receives NEPOOL Capability credit during the month, and (ii) one-twelfth of the applicable fixed Capacity Charge Rate for the applicable annual period as listed in Schedule I for the selected Scheduling Procedure pursuant to Schedule II.

      B.    Energy Charge

            The Energy Charge for any calendar month shall equal the product of (i) the number of system kilowatt-hours of electrical energy deliv-ered by Seller to Buyer for the account of the Buyer in each hour during that month; and (ii) a heat rate of 12,000 Btu/kilowatt-hour, and (iii) the replacement fuel price of jet kerosene as reported to NEPOOL, pursuant to applicable NEPOOL Criteria, Rules and Standards, for South Meadow Station (in $/Btu).

            Notwithstanding the foregoing, if South Meadow Station no longer burns jet kerosene, then the Energy Charge will be the product of the applicable heat rate as stated above and the monthly average of the replacement fuel price as reported to NEPOOL for the all jet turbines for the NU System Companies.

7.    Contingency Regarding Taxes and Fees

      If any governmental authority hereafter imposes a tax (including, but not limited to sales tax, gross revenue tax, energy tax, but excluding taxes assessed on income or property), fee for assessment on the capacity and/or energy sold or delivered under this Agreement, which is not in effect on the date this Agreement becomes effective, and such tax, fee or assessment is payable by Seller, Buyer shall reimburse Seller for the amount of such tax, fee or assessments actually paid by Seller with respect to the purchase, sale or delivery of capacity and/or energy hereunder; provided, however, that to the extent any such tax, fee or assessment is reflected in the replacement fuel cost as defined by Section 6.B of this Agreement, Buyer shall not be responsible for reimbursing to Seller the portion of such tax that is reflect-ed in such replacement fuel cost. Within twenty (20) days of the rendering of a bill or invoice for such tax, fee, or assessment, Buyer shall pay to Seller any uncontested amount not previously billed to and paid for by Buyer. Any contested amounts shall be subject to the provisions of Section 14 of this Agreement.

      Seller shall make a timely rate schedule change filing with the Commis-sion under Section 205 of the Federal Power Act in order to recover the costs associated with payment of any such new tax, fee or assessment.

      The annual charge FERC assesses against the Seller pursuant to Order No. 472 ("FERC Assessment") is based on the amount of electric energy generated and/or transmitted on the Seller's system during the year (expressed in megawatt-hours), as reported by the Seller in accordance with Reporting Requirement 582, as outlined in Order No. 472. Seller will charge monthly to the Buyer a portion of the FERC Assessment which shall be an estimated dollar amount equal to the product of (1) the amount of electric energy generated
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and/or transmitted on the Seller's system for the Buyer under this Agreement during that period of the Term which falls within such month (expressed in megawatt-hours), and (2) the applicable FERC rate for the most recently assessed year (expressed in dollars per megawatt-hour) as such rate appears on the appropriate FERC "Statement of Annual Charges." Within six months of receipt by Seller of the applicable FERC rate for a period of the term which has been billed on an estimated basis, Seller will adjust the previously estimated charges for that period covered by the actual applicable FERC Assessment. Buyer shall provide to Seller any necessary information for the calculation of such charge.

8.    Billing

      Buyer shall be obligated to pay to Seller all charges billed in accor-dance with the terms of to this Agreement. Seller shall submit a bill for all applicable charges to Buyer as soon as practicable after the end of each calendar month during the Term. The bill shall include information in such reasonable detail to enable the Buyer to determine the basis for the charges for such month.

      Each bill shall be subject to adjustment as set forth in Section 9 hereof and for any errors in arithmetic, computation, meter readings, estimat-ing, or otherwise. All bills shall be due and payable not later than the Due Date, defined as (20) days after the date of invoice (the period of 20 days after date of invoice is intended to allow 5 days for invoice delivery and 15 days after receipt of invoice for payment). Any amount remaining unpaid after such twenty (20) days shall bear interest at the annual rate of two (2) percentage points over the Prime Rate (sometimes called Base Rate) for commercial loans to large corporate customers then in effect at the main office of the Bank of Boston, or such other lending institution as may be Seller's primary commercial lender from time to time during the period, from the Due Date to the date of payment by Buyer.

      If the Buyer, in good faith, disputes the amount of any bill, it shall pay to Seller the entire amount due and shall itemize the basis for its dispute in a written notice to Seller given on or before the Due Date. Upon final resolution of the dispute, if refunds are due to Buyer, Seller shall make such refunds together with interest calculated at the rate set forth above on all such disputed amounts that were paid to Seller and itemized in a written notice to Seller.

9.    Estimates and Adjustments

      Pending the availability of actual data, computations by Seller of the charges for the purposes of billings hereunder for which actual data is not so available shall be based upon estimates made by Seller.

      Seller may make adjustments to any billing for a period of up to twelve
(12) months from the date of such original billing in order to reflect differences in charges resulting from Seller's receipt of more current data. Buyer may dispute such adjustment in accordance with Section 8 of this Agreement. Seller shall make additional adjustments to billings after the twelve (12) month period to the extent such adjustments are required based upon final resolution of any claim, action, or proceeding that is based upon data contained in an original billing and that is formally initiated by, or noticed to Seller prior to the end of the twelve (12) month period following the date of such original billing. Seller shall promptly provide notice to
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Buyer of any such claim, action, or proceeding it becomes aware of, and include in such notice Seller's estimate of the potential impact of any such claim, action, or proceeding upon billed amounts.

10.   Liability for Delivery

      Subject to Force Majeure, as defined in Section 11 of this Agreement, Buyer agrees that Seller's obligations for delivery under this Agreement shall be limited to delivery only over the NU System Companies' transmission system to the Point of Delivery.

11.   Force Majeure

      As used in this Agreement, "Force Majeure" means any cause beyond the reasonable control of, and without the fault or negligence of, the Party claiming Force Majeure. It shall include, without limitation, sabotage, strikes, riots or civil disturbance, acts of God, act of public enemy, drought, earthquake, flood, explosion, fire, lightning, landslide, or similar-ly cataclysmic occurrence, or appropriation or diversion of electricity by sale or order of any governmental authority having jurisdiction thereof. Economic hardship of either Party shall not constitute a Force Majeure under this Agreement.

      If either Party is rendered wholly or partly unable to perform its obligations under this Agreement because of Force Majeure as defined above, that Party shall be excused from whatever performance is affected by the Force Majeure, to the extent so affected, provided that:

      (a) The non-performing Party promptly, but in no case longer than five working days after the occurrence of the Force Majeure, gives the other Party written notice describing the particulars of the occurrence.

      (b) The suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure.

      (c) The non-performing Party uses reasonable efforts to remedy its inability to perform.

      (d) The Seller's obligation to provide energy and the Buyer's obliga-tion to make payment shall be modified in proportion to the effect of Force Majeure conditions.

12.   Assignment

      This Agreement shall be binding upon and shall inure to the benefit of, and may be performed by, the successors and assignees of the Parties, except that no assignment, pledge or other transfer of this Agreement by either Party shall operate to release the assignor, pledgor, or transferor from any of its obligations under this Agreement unless: (i) the other Party (or its succes-sors or assigns) consents in writing to the assignment, pledge or other transfer and expressly releases the assignor, pledgor, or transferor from its obligations hereunder, or (ii) the assignment, pledge or other transfer is to another company in the same holding company system as the assignor, pledgor or transferor and the assignee, pledgee or transferee is capable of fulfilling, and expressly assumes the obligations of the assignor, pledgor or transferor,
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or (iii) such transfer is incident to a merger or consolidation with, or transfer of all (or substantially all) of the assets of the transferor to another person or business entity which shall, as a part of such succession, assume all the obligations of the assignor, pledgor or transferor under this Agreement. No assignment, pledge, or transfer of this Agreement shall be made without the prior written consent of the other Party, which shall not be unreasonably withheld, except no prior written consent will be required as necessary for the assignment, pledge, or transfer to any of the member companies of such Parties' holding company system in accordance with (ii) of this Section 12. Nothing contained in this Section 12 shall restrict the Buyer's right to resale.

13.   Interpretation

      The interpretation and performance of this Agreement shall be in accor-dance with and shall be controlled by the Federal Power Act and regulations and orders of the FERC thereunder and, to the extent not controlled thereby, the laws of the state of Connecticut.

14.   Resolution of Disputes

      A. Any dispute between the Seller and Buyer involving service under this Agreement shall be referred to a senior representative of NUSCO and a senior representative of the Buyer designated by the Buyer for resolution on an informal basis as promptly as practica-ble. In the event the designated senior representatives are unable to resolve the dispute within thirty (30) days, or such other period as the parties may jointly agree upon, if NUSCO and the Buyer jointly agree, such dispute may be submitted to arbitration and resolved in accordance with the arbitration procedure set forth herein. If they do not agree, such dispute shall be present-ed promptly to FERC, but in no event more than sixty (60) days after rejecting arbitration.

      B. The arbitration shall be conducted before a single neutral arbi-trator appointed by the Parties. If the Parties fail to agree upon a single arbitrator within ten (10) days of the referral of the dispute to arbitration, NUSCO and the Buyer shall each choose one arbitrator, who shall sit on a three-member arbitration panel. The two arbitrators so chosen shall within twenty (20) days select a third arbitrator to act as chairman of the arbitration panel. In either case, the arbitrators shall be knowledgeable in electric utility matters, including electricity transmission and bulk power issues, and shall not have any current or past substantial busi-ness or financial relationships with any Party to the arbitration. The arbitrator(s) shall afford each of the Parties an opportunity to be heard and, except as otherwise provided herein, shall generally conduct the arbitration in accordance with the Commer-cial Arbitration Rules of the American Arbitration Association. There shall be no formal discovery conducted in connection with the arbitration, however, the Parties shall exchange witness lists and copies of any exhibits that they intend to utilize in their direct presentations at any hearing before the arbitrator(s) at least ten (10) days prior to such hearing, along with any other information or documents specifically requested by the arbitra-tor(s) prior to the hearing. Unless otherwise agreed, the arbitra-tor(s) shall render a decision within ninety (90) days of his,
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            her, or their appointment and shall notify the Parties in writing of such decision and the reasons therefore, and shall make an award apportioning the payment of the costs and expenses of arbitration among the Parties, provided, however, that each Party shall bear the costs and expenses of its own arbitrator, attor-neys, expert witnesses and consultants. The arbitrator(s) shall be authorized only to interpret and apply the provisions of this Agreement and shall have no power to modify or change any of the terms of this Agreement in any manner. The decision of the arbi-trator(s) shall be final and binding upon the Parties, and judg-ment on the award may be entered in any court having jurisdiction. The decision of the arbitrator(s) may be appealed solely on the grounds that the conduct of the arbitrator(s), or the decision itself, violated the standards set forth in the Federal Arbitra-tion Act and/or the Administrative Dispute Resolution Act.

15.   Accounts and Records

      Seller shall keep complete and accurate records and meter readings of its operations hereunder and shall maintain such data for a period of no more than three (3) years following the end of a calendar year of service hereun-der. Buyer shall have the right, during normal business hours, to examine and inspect all such records and meter readings insofar as may be necessary for the purpose of ascertaining the reasonableness and accuracy of all relevant data, estimates or statement of charges submitted to it hereunder. The costs of the audit shall be borne by the Buyer.

16.   Authority of Northeast Utilities Service Company

      The NU System Companies hereby appoint and authorize NUSCO to represent and act for them in all matters relating to this Agreement.

17.   Liability and Indemnification

      Except for willful misconduct, willful breach of contract, or negli-gence, neither Party (including such Parties' affiliated companies, trustees, directors, officers, employees, and agents) shall be liable to the other Party in tort, contract, or otherwise for any damages, costs, fines, penalties, or claims whatsoever which may result from such Parties' failure to perform its obligations hereunder. The Parties agree to indemnify, defend, and hold the other Party, affiliated companies, trustees, directors, officers, employees, and agents harmless from and against any and all costs, claims, liabilities, actions, or proceedings whatsoever arising from or claimed to have arisen from such Parties' failure to perform its obligations hereunder.

      Except for claims arising from willful misconduct, willful breach of contract, or gross negligence as provided for in the above paragraph, each Party (the indemnifying Party) agrees to indemnify, defend, and hold the other Party (including the other Party's affiliated companies, trustees, directors, officers, employees, and agents) harmless from and against any and all damages, costs (including attorney's fees), claims, liabilities, fines, penalties, actions or proceedings in tort, contract or otherwise, resulting from claims of third Parties arising or claimed to have arisen, from the acts or omissions of such indemnifying Party.

      The Parties hereby waive and release the other Party as well as the other Party's affiliated companies, trustees, directors, officers, employees,
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and agents from any liability, claim, or action arising from damage to property of the Parties due to the performance of the Parties hereunder, except where such damage is the result of gross negligence or willful miscon-duct.

18.   Notices

      Any notice, demand, or request permitted or required under this Agree-ment shall be delivered in person or mailed by certified mail, postage prepaid, return receipt requested, or otherwise to confirm receipt, to a Party at the applicable address set forth below:

      To Buyer:
      Manager, Power Supply Administrator
      Commonwealth Electric Company
      2421 Cranberry Highway
      Wareham, MA 02571

      To Seller:
      Frank P. Sabatino
      Vice President - Wholesale Marketing
      Northeast Utilities Service Company
      Post Office Box 270
      Hartford, CT 06141-0270

Such addresses may be changed from time to time by written notice by either Party to the other Party.

19.   Miscellaneous

      (a) Each Party shall prepare, execute and deliver to the other Party at no additional expense any documents reasonably required to implement any provision hereof.

      (b) Any number of counterparts of this Agreement may be executed and each shall have the same force and effect as the original.

      (c) This Agreement, together with the attached Schedules I and II, shall constitute the entire understanding between the Parties and shall supersede any and all previous understandings pertaining to the subject matter of this Agreement.

      (d) This Agreement may be modified only by an instrument in writing signed by the Parties whereto. The rates for service specified herein shall remain in effect for the Term and shall not be subject to change through application to the Federal Energy Regulatory Commission pursuant to Section 205 of the Federal Power Act absent the agreement of all Parties hereto.

      (e) Failure of either Party to enforce any provision of this Agreement or to require performance by the other Party of any of the provi-sions hereof, shall not be construed as a waiver of such provi-sions or affect the validity of this Agreement, any part hereof, or the right of either Party to thereafter enforce each and every provision.
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      (f)   The acceptance by the FERC of this Agreement as a rate schedule filing under Section 205 of the Federal Power Act will supersede the letter dated June 15, 1994, confirming the mutual agreement of Seller and Commonwealth concerning the sale of system capacity and energy.




      IN WITNESS WHEREOF, Seller and Commonwealth have caused this Agreement to be signed by their respective duly authorized representatives as of the date first above written.

            Seller:     Northeast Utilities Service Company

                        By    FRANK P. SABATINO
                              Its Vice President

                        as agent for:

                        The Connecticut Light and Power Company
                        Western Massachusetts Electric Company
                        Public Service Company of New Hampshire



            Buyer:      Commonwealth Electric Company

                        By    JAMES J. KEANE
                              Its Vice President
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                                  SCHEDULE I



                             CAPACITY CHARGE RATE


                                    CAPACITY CHARGE RATE
                              SCHEDULING              SCHEDULING
            YEAR              PROCEDURE #1            PROCEDURE #2
                              $/KW - YEAR             $/KW - YEAR


            1995                    25                      27

            1996                    30                      32

            1997                    35                      37

            1998                    40                      42

            1999                    45                      47

            2000                    50                      52



                                  SCHEDULE II

                             SCHEDULING PROCEDURES

      1. Commonwealth shall provide at least 6 months advance written notice to NUSCO of the amount of system capacity to be purchased in each month of a 6 month period.

      2. Commonwealth shall provide at least 6 months advance written notice to NUSCO of the amount of system capacity to be purchased in a given month.